MUELLER WATER PRODUCTS REPORTS 2020 SECOND QUARTER RESULTS

Increased Net Sales 10.1 percent to $257.7 million
Reported Net Income per Diluted Share of $0.15
Delivered Adjusted Net Income per Diluted Share of $0.15

ATLANTA, May 4, 2020 - Mueller Water Products, Inc. (NYSE: MWA) announced today that for its fiscal 2020 second quarter ended March 31, 2020, net sales were $257.7 million and net income was $23.8 million.
In the 2020 second quarter, the Company:
•Increased net sales 10.1 percent to $257.7 million as compared with $234.0 million in the prior year quarter.
•Generated operating income of $35.8 million as compared with $22.2 million in the prior year quarter. Increased adjusted operating income 17.3 percent to $36.7 million as compared with $31.3 million in the prior year quarter.
•Achieved net income of $23.8 million as compared with net income of $10.9 million in the prior year quarter. Adjusted net income increased 31.7 percent to $24.5 million as compared with $18.6 million in the prior year quarter.
•Reported net income per diluted share of $0.15 as compared with net income per diluted share of $0.07 in the prior year quarter. Achieved adjusted net income per diluted share of $0.15 as compared with $0.12 in the prior year quarter.
•Increased adjusted EBITDA 15.9 percent to $51.8 million as compared with $44.7 million in the prior year quarter.
“The COVID-19 pandemic has created significant challenges for everyone around the world. At Mueller Water Products, we have taken steps to change how we work to keep our employees safe, protect our communities and provide support to our customers. As an essential business, we have implemented preparedness plans to keep our teams safe while they work to deliver products and services to our customers, which are needed to manage and maintain our nation’s critical water infrastructure. All of our manufacturing plants and distribution centers are operational utilizing new procedures supporting social distancing and increased sanitation. Our customer service and sales teams continue to work closely with our customers through digital channels and processes. I am incredibly proud of how our employees have responded to the challenges,” said Scott Hall, President and Chief Executive Officer of Mueller Water Products.
“In addition to continuing to manufacture our critical water and gas infrastructure products, our teams are looking for ways to do our part in support of the communities in which they live and work. For example, our Albertville, Alabama product engineering team is producing 3D-printed face shields for frontline medical professionals caring for patients. The first round of these face shields has gone to support the Marshall Medical Center South in Boaz, Alabama. They help provide much needed personal protective equipment for medical personnel who continue to risk their own lives to save others and battle the COVID-19 virus.
“During the second quarter, despite the increasingly challenging environment, I was pleased with the strong performance our teams delivered. We generated strong consolidated net sales growth of 10.1 percent and increased adjusted EBITDA 15.9 percent. Our gross margin improved by 140 basis points as increased shipment volumes and higher pricing more than offset modest inflation and unfavorable manufacturing performance.
“However, we expect a material slowdown in our end markets for the second half of our fiscal year, as a result of the economic effects of COVID-19, especially in residential construction. Our municipal customers should fare better as they provide critical water, energy and public works infrastructure services that are continuing to operate during this crisis. While we are hopeful that all our end markets will recover swiftly from the impact of the pandemic, the timing and magnitude of the recovery remain highly uncertain. Due to the slowdown in orders we have seen in April, we are reviewing all aspects of our business and taking difficult, but necessary, steps including adjusting our production capacity to preserve liquidity and cash flow during this difficult period.
“We are in a much stronger position than we were during the Great Recession. We have a very solid and flexible balance sheet and a more focused business. Approximately 60 to 65 percent of our core products go to utilities where they are critical in maintaining their networks. Our teams are concentrating on maximizing cash flow from operations, so we can continue to invest in our business and return cash to our shareholders through our quarterly dividend. However, to provide additional flexibility in managing our cash flows, we are temporarily suspending our share repurchase program for additional financial flexibility.
“For over a century, Mueller Water Products has been working with our customers to ensure that they have the vital products and services they need to deliver clean, safe drinking water to diverse communities across North America. Despite the near-term headwinds, I am confident in the long-term prospects for the Company. It is a leader in water infrastructure products and services and will stay so. Regardless of the circumstances, our teams will continue to adapt and execute well in serving our customers and communities with outstanding products and services.”
Consolidated Results
Net sales for the 2020 second quarter increased 10.1 percent, or $23.7 million, to $257.7 million, as compared with $234.0 million in the 2019 second quarter.
Operating income improved to $35.8 million for the 2020 second quarter as compared with $22.2 million in the prior year quarter.
The Company estimated that expenses associated with addressing the COVID-19 pandemic reduced consolidated operating income by approximately $0.8 million in the quarter.
During the 2020 second quarter, the Company incurred $0.9 million of strategic reorganization and other charges, which have been excluded from adjusted operating income and adjusted EBITDA.
Adjusted operating income increased 17.3 percent to $36.7 million for the 2020 second quarter as compared with $31.3 million in the 2019 second quarter.

Segment Results
Infrastructure
Net sales for the 2020 second quarter increased 12.2 percent, or $26.2 million, to $240.3 million, as compared with $214.1 million in the 2019 second quarter. This increase was due to increased shipment volumes and higher pricing as compared with the prior year.
Operating income and adjusted operating income were $50.4 million and $50.8 million, respectively. Adjusted operating income increased $7.4 million, or 17.1 percent, as compared with the prior year quarter, primarily due to increased shipment volumes and higher pricing, partially offset by unfavorable manufacturing performance, increased SG&A expenses and higher costs associated with tariffs.
Adjusted EBITDA of $62.9 million increased 14.8 percent, or $8.1 million, as compared with $54.8 million in the prior year quarter.
Technologies
Net sales for the 2020 second quarter decreased 12.6 percent to $17.4 million primarily due to lower volumes at Metrology, partially offset by higher volumes at Echologics.
Operating loss and adjusted operating loss were each $4.7 million. Adjusted operating loss was $1.1 million higher as compared with the $3.6 million loss in the prior year quarter, primarily due to lower shipment volumes and higher costs associated with inflation, partially offset by favorable manufacturing performance and higher pricing.
Adjusted EBITDA declined $0.9 million to a loss of $2.6 million as compared with a loss of $1.7 million in the prior year quarter.
Income Taxes
Income tax expense for the 2020 second quarter was $6.8 million, or 22.2 percent of income before tax, and for the prior year quarter was $3.9 million, or 26.4 percent of income before tax. The decrease in the 2020 second quarter effective tax rate was primarily due to increases in research and development tax credits and excess tax benefits from stock compensation.
Cash Flow and Balance Sheet
Cash used in operating activities for the six month period ended March 31, 2020 improved $26.1 million to $3.0 million as compared with $29.1 million of cash used in the prior year period. Additionally, cash used in operating activities included the $22.2 million payment associated with the Walter Tax settlement which occurred in the first quarter of this year.
The Company invested $22.1 million in capital expenditures during the second quarter bringing the year to date total to $37.3 million.
As of March 31, 2020, Mueller Water Products had $447.3 million of total debt outstanding and $111.3 million of cash and cash equivalents, and the Company’s net debt leverage ratio was 1.6 times. There are no debt maturities until June 2026 and the Company’s 5.5% senior unsecured notes have no financial maintenance covenants. In addition, the Company had approximately $159.0 million of excess availability, based on March 31, 2020 data, under its asset based lending agreement.

Market Conditions Update
Last month, due to the uncertainty around the duration and magnitude of the COVID-19 pandemic, as well as the timing of the recovery, the Company withdrew the previously announced full-year 2020 financial guidance, which had been issued on February 4, 2020. This uncertainty continues and may have material effects on the Company’s end markets or operations. As a result, Mueller Water Products is unable to provide meaningful financial guidance for full-year 2020 at this time.
Although water utilities are essential service providers, the Company expects the municipal repair and replacement end market, which accounted for approximately 60 to 65 percent of consolidated 2019 net sales, to slow down. Water utilities’ priorities have shifted to varying degrees in response to the COVID-19 pandemic. Depending on the effects of shelter-in-place orders and social distancing practices, some ongoing projects have been delayed and approvals for new projects have been postponed. As a result, the Company expects to see a significant near-term sales volume decline in the project-related areas of its business, which will principally affect metering, leak detection and specialty valve products.
The residential construction end market, which made up approximately 20 to 25 percent of 2019 consolidated net sales, is expected to see a sharp decrease in activity as new residential construction significantly slows and builders utilize their existing inventory of lots.
The natural gas distribution end market, which represented less than 10 percent of 2019 consolidated net sales, is also expected to slow, but many of the Company’s products are critical to the ongoing maintenance of distribution lines.
Based on its current outlook, Mueller Water Products expects the third quarter to be the most challenging quarter of fiscal 2020. Based on April orders, which were approximately 25 percent lower than the prior year, the Company currently anticipates that consolidated net sales for its 2020 third quarter could be between 20 and 30 percent lower than the prior year quarter. Given the fixed cost structure, especially for its core products, the decrease in volumes will lead to a higher decline in adjusted EBITDA for the third quarter.
For the full-year 2020, the Company has reduced its plans for capital expenditures, and now expects spending to be between $70 million and $75 million as compared with its prior guidance range of between $80 million and $90 million.
The Company is providing guidance for certain financial metrics for the full-year 2020:
•Net interest expense between $25 million and $26 million.
•Effective income tax rate between 23 and 25 percent.
•Depreciation and amortization between $59 million and $61 million.
Conference Call Webcast
Mueller Water Products’ quarterly earnings conference call will take place Tuesday May 5, 2020, at 11:00 a.m. ET. Members of Mueller Water Products’ leadership team will discuss the Company’s recent financial performance and respond to questions from financial analysts. A live webcast of the call will be available on the Investor Relations section of the Company’s website. Please go to the website (www.muellerwaterproducts.com) at least 15 minutes prior to the start of the call to register, download and install any necessary software. A replay of the call will be available for 30 days and can be accessed by dialing 1-800-835-8069. An archive of the webcast will also be available on the Investor Relations section of the Company’s website.

Use of Non-GAAP Measures
In an effort to provide investors with additional information regarding the Company’s results as determined under GAAP, the Company also provides non-GAAP information that management believes is useful to investors. These non-GAAP measures have limitations as analytical tools, and securities analysts, investors and other interested parties should not consider any of these non-GAAP measures in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.
The Company presents adjusted net income, adjusted net income per diluted share, adjusted operating income, adjusted operating margin, adjusted EBITDA and adjusted EBITDA margin as performance measures because management uses these measures in evaluating the Company’s underlying performance on a consistent basis across periods and in making decisions about operational strategies. Management also believes these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company’s recurring performance.
The Company presents net debt and net debt leverage as performance measures because management uses them in evaluating its capital management, and the investment community commonly uses them as measures of indebtedness. The Company presents free cash flow because management believes it is commonly used by the investment community to measure the Company’s ability to create liquidity.
The calculations of these non-GAAP measures and reconciliations to GAAP results are included as an attachment to this press release and have been posted online at www.muellerwaterproducts.com.
Forward-Looking Statements
This press release contains certain statements that may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that address activities, events or developments that the Company intends, expects, plans, projects, believes or anticipates will or may occur in the future are forward-looking statements, including, without limitation, statements regarding outlooks, projections, forecasts, trend descriptions, the COVID-19 pandemic, go-to-market strategies, operational excellence, acceleration of new product development, end market performance, net sales performance, organic adjusted operating income and adjusted EBITDA performance, margins, capital expenditure plans, litigation outcomes, capital allocation and growth strategies, and future warranty charges. Forward-looking statements are based on certain assumptions and assessments made by the Company in light of the Company’s experience and perception of historical trends, current conditions and expected future developments.
Actual results and the timing of events may differ materially from those contemplated by the forward-looking statements due to a number of factors, including the extent, duration and severity of the impact of the COVID-19 pandemic on the Company’s operations and results, including effects on the financial health of customers (including collections), the Company and the financial/capital markets, government-mandated facility closures, COVID-19 related facility closures and other manufacturing restrictions, logistical challenges and supply chain interruptions, potential litigation and claims emanating from the COVID-19 pandemic, and health, safety and employee/labor issues in Company facilities around the world; regional, national or global political, economic, market and competitive conditions; cyclical and changing demand in core markets such as municipal spending; government monetary or fiscal policies; residential and non-residential construction, and natural gas distribution; manufacturing and product performance; expectations for changes in volumes, continued execution of cost productivity initiatives and improved pricing; warranty exposures (including the adequacy of warranty reserves); the Company’s ability to successfully resolve significant legal proceedings, claims, lawsuits or government investigations; compliance with environmental, trade and anti-corruption laws and regulations; changing regulatory, trade and tariff conditions; failure to achieve expected cost savings, net sales expectations, profitability expectations and manufacturing efficiencies from our large capital projects in Chattanooga and Kimball, Tennessee and Decatur, Illinois; the failure to integrate and/or realize any of the anticipated benefits of recent acquisitions or divestitures; and other factors that are described in the section entitled “RISK FACTORS” in Item 1A of the Company’s most recently filed Quarterly Reports on Form 10-Q and Annual Report on Form 10-K (all of which risks may be amplified by the COVID-19 outbreak).
Forward-looking statements do not guarantee future performance and are only as of the date they are made. The Company undertakes no duty to update its forward-looking statements except as required by law. Undue reliance should not be placed on any forward-looking statements. You are advised to review any further disclosures the Company makes on related subjects in subsequent Forms 10-K, 10-Q, 8-K and other reports filed with the U.S. Securities and Exchange Commission.
About Mueller Water Products, Inc.
Mueller Water Products, Inc. (NYSE: MWA) is a leading manufacturer and marketer of products and services used in the transmission, distribution and measurement of water in North America. Our broad product and service portfolio includes engineered valves, fire hydrants, pipe connection and repair products, metering products, leak detection, and pipe condition assessment. We help municipalities increase operational efficiencies, improve customer service and prioritize capital spending, demonstrating why Mueller Water Products is Where Intelligence Meets Infrastructure®. Visit us at www.muellerwaterproducts.com.
Mueller refers to one or more of Mueller Water Products, Inc., a Delaware corporation (“MWP”), and its subsidiaries. MWP and each of its subsidiaries are legally separate and independent entities when providing products and services. MWP does not provide products or services to third parties. MWP and each of its subsidiaries are liable only for their own acts and omissions and not those of each other. MWP brands include Mueller®, Echologics®, Hydro Gate®, Hydro-Guard®, HYMAX®, Jones®, Krausz®, Mi.Net®, Milliken®, Pratt®, Singer®, and U.S. Pipe Valve & Hydrant. Please see muellerwp.com/brands and krauszusa.com to learn more.

Investor Relations Contact: Whit Kincaid
770-206-4116
wkincaid@muellerwp.com

Media Contact: Yolanda Kokayi
770-206-4131
ykokayi@muellerwp.com

###

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	March 31,	September 30,
	2020	2019
	(in millions, except share amounts)
Assets:
Cash and cash equivalents	$111.3	$176.7
Receivables, net	180.6	172.8
Inventories	204.1	191.4
Other current assets	22.9	26.0
Total current assets	518.9	566.9
Property, plant and equipment, net	239.0	217.1
Intangible assets	420.7	433.7
Goodwill	97.7	95.7
Other noncurrent assets	51.9	23.9
Total assets	$1,328.2	$1,337.3

Liabilities and equity:
Current portion of long-term debt	$1.1	$0.9
Accounts payable	65.7	84.6
Other current liabilities	67.4	93.0
Total current liabilities	134.2	178.5
Long-term debt	446.2	445.4
Deferred income taxes	89.6	87.9
Other noncurrent liabilities	51.7	33.2
Total liabilities	721.7	745.0

Commitments and contingencies

Common stock: 600,000,000 shares authorized; 157,707,895 and 157,462,140 shares outstanding at March 31, 2020 and September 30, 2019, respectively	1.6	1.6
Additional paid-in capital	1,390.1	1,410.7
Accumulated deficit	(752.1)	(786.2)
Accumulated other comprehensive loss	(33.1)	(36.0)
Total Company stockholders’ equity	606.5	590.1
Noncontrolling interest	—	2.2
Total equity	606.5	592.3
Total liabilities and equity	$1,328.2	$1,337.3

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended		Six months ended
	March 31,		March 31,
	2020	2019	2020	2019
	(in millions, except per share amounts)
Net sales	$257.7	$234.0	$470.3	$426.8
Cost of sales	171.7	159.2	311.7	291.9
Gross profit	86.0	74.8	158.6	134.9
Operating expenses:
Selling, general and administrative	49.3	45.7	99.2	86.7
Strategic reorganization and other charges	0.9	6.9	3.3	10.1
Total operating expenses	50.2	52.6	102.5	96.8
Operating income	35.8	22.2	56.1	38.1
Other expense (income):
Pension cost (benefit) other than service	(0.8)	1.0	(1.5)	0.9
Interest expense, net	6.0	5.9	13.4	11.4
Walter Energy Accrual (1)	—	0.5	0.2	37.9
Net other expense	5.2	7.4	12.1	50.2
Income (loss) before income taxes	30.6	14.8	44.0	(12.1)
Income taxes:
Recurring-basis income tax expense	6.8	4.0	9.9	6.3
Tax benefit of Walter Energy Accrual	—	(0.1)	—	(7.7)
One-time impacts from tax legislation (2)	—	—	—	(0.6)
Income tax expense (benefit)	6.8	3.9	9.9	(2.0)
Net income (loss)	$23.8	$10.9	$34.1	$(10.1)

Net income (loss) per basic share	$0.15	$0.07	$0.22	$(0.06)

Net income (loss) per diluted share	$0.15	$0.07	$0.21	$(0.06)

Weighted average shares outstanding:
Basic	157.9	158.2	157.8	157.9
Diluted	158.7	159.2	158.7	157.9

Dividends declared per share	$0.0525	$0.0500	$0.1050	$0.1000

(1) For the quarter ended March 31, 2019, the Company recorded a $0.5 million accrual related to the Walter Energy tax dispute. For the six months ended, March 31, 2019, the amount accrued included approximately $7 million for the underlying tax matter and approximately $31 million of related interest.

(2) The six months ended March 31, 2019 included a $0.6 million income tax benefit for the finalized calculation of “transition tax” enacted in recent federal legislation.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six months ended
	March 31,
	2020	2019
	(in millions)
Operating activities:
Net income (loss)	$34.1	$(10.1)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	14.4	12.6
Amortization	13.9	12.9
Stock-based compensation	2.7	2.3
Retirement plans	1.4	3.2
Deferred income taxes	0.9	(3.8)
Other, net	2.2	1.7
Changes in assets and liabilities, net of acquisitions:
Receivables	(8.2)	3.7
Inventories	(13.4)	(32.2)
Other assets	5.7	(10.1)
Accounts payable	(18.8)	(26.5)
Walter Energy Accrual	(22.0)	37.9
Other current liabilities	(9.9)	(11.9)
Long-term liabilities	(6.0)	(8.8)
Net cash used in operating activities	(3.0)	(29.1)
Investing activities:
Capital expenditures	(37.3)	(30.5)
Proceeds from sales of assets	0.1	—
Business acquisitions, net of cash acquired	—	(127.5)
Net cash used in investing activities	(37.2)	(158.0)
Financing activities:
Repayment of Krausz debt	—	(13.2)
Dividends	(16.6)	(15.8)
Acquisition of joint venture partner’s interest	(5.2)	—
Employee taxes related to stock-based compensation	(0.7)	(1.4)
Common stock issued	2.2	3.6
Common stock repurchased under buyback program	(5.0)	—
Other	0.5	0.1
Net cash used in financing activities	(24.8)	(26.7)
Effect of currency exchange rate changes on cash	(0.4)	1.0
Net change in cash and cash equivalents	(65.4)	(212.8)
Cash and cash equivalents at beginning of period	176.7	347.1
Cash and cash equivalents at end of period	$111.3	$134.3

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Quarter ended March 31, 2020
	Infrastructure	Technologies	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$240.3	$17.4	$—	$257.7

Gross profit	$84.2	$1.8	$—	$86.0
Selling, general and administrative expenses	33.4	6.5	9.4	49.3
Strategic reorganization and other charges	0.4	—	0.5	0.9
Operating income (loss) (1)	$50.4	$(4.7)	$(9.9)	$35.8

Operating margin	21.0%	(27.0)%		13.9%

Capital expenditures	$21.2	$0.7	$0.2	$22.1

Reconciliation of non-GAAP performance measures to GAAP performance measures:
Net income				$23.8
Strategic reorganization and other charges				0.9
Income tax benefit of adjusting items				(0.2)
Adjusted net income				$24.5

Weighted average diluted shares outstanding				158.7

Adjusted net income per diluted share				$0.15

Net income				$23.8
Income tax expense (1)				6.8
Interest expense, net (1)				6.0
Pension benefit other than service				(0.8)
Operating income (loss)	$50.4	$(4.7)	$(9.9)	35.8
Strategic reorganization and other charges	0.4	—	0.5	0.9
Adjusted operating income (loss)	50.8	(4.7)	(9.4)	36.7
Pension benefit other than service	—	—	0.8	0.8
Depreciation and amortization	12.1	2.1	0.1	14.3
Adjusted EBITDA	$62.9	$(2.6)	$(8.5)	$51.8

Adjusted operating margin	21.1%	(27.0)%		14.2%

Adjusted EBITDA margin	26.2%	(14.9)%		20.1%

Adjusted EBITDA	$62.9	$(2.6)	$(8.5)	$51.8
Three prior quarters’ adjusted EBITDA	185.1	2.6	(28.0)	159.7
Trailing twelve months’ adjusted EBITDA	$248.0	$—	$(36.5)	$211.5

Reconciliation of net debt to total debt (end of period):
Current portion of long-term debt				$1.1
Long-term debt				446.2
Total debt				447.3
Less cash and cash equivalents				111.3
Net debt				$336.0

Net debt leverage (net debt divided by trailing twelve months’ adjusted EBITDA)				1.6x

(1) We do not allocate interest or income taxes to our segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Quarter ended March 31, 2019
	Infrastructure	Technologies	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$214.1	$19.9	$—	$234.0

Gross profit	$71.9	$2.9	$—	$74.8
Selling, general and administrative expenses	30.7	6.5	8.5	45.7
Strategic reorganization and other charges	1.1	—	5.8	6.9
Operating income (loss) (1)	$40.1	$(3.6)	$(14.3)	$22.2

Operating margin	18.7%	(18.1)%		9.5%

Capital expenditures	$13.0	$1.6	$—	$14.6

Reconciliation of non-GAAP performance measures to GAAP performance measures:
Net income				$10.9
Walter Energy Accrual				0.5
Strategic reorganization and other charges				6.9
Exit of pension plan				1.0
Krausz inventory step-up amortization				2.2
Income tax benefit of adjusting items				(2.9)
Adjusted net income				$18.6

Weighted average diluted shares outstanding				159.2

Adjusted net income per diluted share				$0.12

Net income				$10.9
Income tax expense (1)				3.9
Interest expense, net (1)				5.9
Walter Energy Accrual				0.5
Pension costs other than service				1.0
Operating income (loss)	$40.1	$(3.6)	$(14.3)	22.2
Krausz inventory step-up amortization	2.2	—	—	2.2
Strategic reorganization and other charges	1.1	—	5.8	6.9
Adjusted operating income (loss)	43.4	(3.6)	(8.5)	31.3
Depreciation and amortization	11.4	1.9	0.1	13.4
Adjusted EBITDA	$54.8	$(1.7)	$(8.4)	$44.7

Adjusted operating margin	20.3%	(18.1)%		13.4%

Adjusted EBITDA margin	25.6%	(8.5)%		19.1%

Adjusted EBITDA	$54.8	$(1.7)	$(8.4)	$44.7
Three prior quarters’ adjusted EBITDA	167.0	(0.2)	(23.9)	142.9
Trailing twelve months’ adjusted EBITDA	$221.8	$(1.9)	$(32.3)	$187.6

Reconciliation of net debt to total debt (end of period):
Current portion of long-term debt				$0.8
Long-term debt				444.9
Total debt				445.7
Less cash and cash equivalents				134.3
Net debt				$311.4

Net debt leverage (net debt divided by trailing twelve months’ adjusted EBITDA)				1.7x

(1) We do not allocate interest or income taxes to our segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Six months ended March 31, 2020
	Infrastructure	Technologies	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$433.1	$37.2	$—	$470.3

Gross profit	152.4	6.2	—	158.6
Selling, general and administrative expenses	65.9	12.9	20.4	99.2
Strategic reorganization and other charges	0.4	—	2.9	3.3
Operating income (loss) (1)	$86.1	$(6.7)	$(23.3)	$56.1

Operating margin	19.9%	(18.0)%		11.9%

Capital expenditures	$35.7	$1.3	$0.3	$37.3

Reconciliation of non-GAAP performance measures to GAAP performance measures:
Net income				$34.1
Strategic reorganization and other charges				3.3
Walter Energy Accrual				0.2
Income tax benefit of adjusting items				(0.8)
Adjusted net income				$36.8

Weighted average diluted shares outstanding				158.7

Adjusted net income per diluted share				$0.23

Net income				$34.1
Income tax expense (1)				9.9
Interest expense, net (1)				13.4
Walter Energy Accrual				0.2
Pension benefit other than service				(1.5)
Operating income (loss)	$86.1	$(6.7)	$(23.3)	56.1
Strategic reorganization and other charges	0.4	—	2.9	3.3
Adjusted operating income (loss)	86.5	(6.7)	(20.4)	59.4
Pension benefit other than service	—	—	1.5	1.5
Depreciation and amortization	24.1	4.1	0.1	28.3
Adjusted EBITDA	$110.6	$(2.6)	$(18.8)	$89.2

Adjusted operating margin	20.0%	(18.0)%		12.6%

Adjusted EBITDA margin	25.5%	(7.0)%		19.0%

Reconciliation of free cash flow to net cash used in operating activities:
Net cash used in operating activities				$(3.0)
Less capital expenditures				(37.3)
Free cash flow				$(40.3)

(1) We do not allocate interest or income taxes to our segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Six months ended March 31, 2019
	Infrastructure	Technologies	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$386.1	$40.7	$—	$426.8

Gross profit	$128.7	$6.2	$—	$134.9
Selling, general and administrative expenses	56.6	13.5	16.6	86.7
Strategic reorganization and other charges	1.1	—	9.0	10.1
Operating income (loss) (1)	$71.0	$(7.3)	$(25.6)	$38.1

Operating margin	18.4%	(17.9)%		8.9%

Capital expenditures	$27.8	$2.7	$—	$30.5

Reconciliation of non-GAAP performance measures to GAAP performance measures:
Net loss				$(10.1)
Walter Energy Accrual				37.9
Strategic reorganization and other charges				10.1
Transition tax benefit				(0.6)
Discrete tax benefit of Walter Energy Accrual				(7.7)
Exit of pension plans				1.0
Krausz inventory step-up amortization				2.2
Income tax benefit of adjusting items				(2.6)
Adjusted net income				$30.2

Weighted average diluted shares outstanding				157.9

Adjusted net income per diluted share				$0.19

Net loss				$(10.1)
Income tax expense (benefit) (1)				(2.0)
Interest expense, net (1)				11.4
Walter Energy Accrual				37.9
Pension costs other than service				0.9
Operating income (loss)	$71.0	$(7.3)	$(25.6)	38.1
Krausz inventory step-up amortization	2.2	—	—	2.2
Strategic reorganization and other charges	1.1	—	9.0	10.1
Adjusted operating income (loss)	74.3	(7.3)	(16.6)	50.4
Pension benefit other than service, excluding the effect of exit of pension plans	—	—	0.1	0.1
Depreciation and amortization	21.5	3.9	0.1	25.5
Adjusted EBITDA	$95.8	$(3.4)	$(16.4)	$76.0

Adjusted operating margin	19.2%	(17.9)%		11.8%

Adjusted EBITDA margin	24.8%	(8.4)%		17.8%

Reconciliation of free cash flow to net cash used in operating activities:
Net cash used in operating activities				$(29.1)
Less capital expenditures				(30.5)
Free cash flow				$(59.6)

(1) We do not allocate interest or income taxes to our segments.